Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Fourth Quarter and Year Ended December 31, 2008 Results

Company Achieves Market Share and Distribution Gains in 2008

Generates $ 114.0 million of Net Sales for 2008, a 2.2% increase over prior year

Adjusted Net Income Per Diluted Common Share was $0.47 for 2008

Net Cash from Operating Activities Increases to $12.5 million for 2008

AZUSA, CA (March 31, 2009) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the three months and year ended December 31, 2008.

Net sales for the fourth quarter of 2008 were $28.2 million, compared to net sales of $33.9 million for the same period in 2007.  As previously announced, since early November 2008, the consumer environment has weakened at a faster pace than anticipated and tight inventory control by retailers reduced the expected pipeline orders for new products during the latter half of the fourth quarter. As a result, shipments to retailers lagged retail sales, as reported by ACNielsen, and were lower than originally anticipated for the fourth quarter of 2008.

Despite the strong fundamentals of the Company’s business including $114.0 million in net sales and $12.5 million of net cash generated from operating activities for 2008, the decline in the financial markets and the weakened consumer environment resulted in a significant decline in the Company’s market capitalization relative to its net book value in the fourth quarter of 2008.  Due to this decline, the Company tested its goodwill and intangible assets for impairment and as a result, the Company recorded non-cash goodwill and intangible asset impairment charges of $32.7 million as of December 31, 2008.    The non-cash impairment charges do not affect the Company's cash balances, liquidity or operating cash flows.

Net loss per diluted common share for the fourth quarter of 2008 was $(1.80) on approximately 13.6 million diluted common shares and included non-cash goodwill and intangible asset impairment charges of $1.93 per share, net of tax.  Excluding non-cash goodwill and intangible asset impairment charges, adjusted net income per diluted common share was $0.13 for the fourth quarter of 2008.  For the fourth quarter 2007, net income per diluted common share was $0.33.

Net sales for the full year 2008 were $114.0 million, up 2.2% compared to net sales of $111.5 million for 2007. Net loss per diluted common share was $(1.41), based on 14.0 million diluted common shares, and included non-cash goodwill and intangible asset impairment charges of $1.88 per share, net of tax, as discussed above.  Excluding non-cash goodwill and intangible asset impairment charges, adjusted net income per diluted common share was $0.47 for 2008. For 2007, net income per diluted common share was $0.60, and included $0.04 of secondary offering expense, net of tax.

The Company also noted that for 2008, net cash provided by operating activities was $12.5 million, compared to $1.2 million for 2007.

“We are pleased to have achieved net sales growth of 2.2% in 2008 considering the very challenging consumer environment and the dramatic increase in tight inventory control by retailers during the latter half of the fourth quarter. Based on retail sales data provided by ACNielsen, during 2008 we continued to increase our share of the masstige market with an 8.1% share, or a 7.0% increase in dollar sales when compared to 2007, for the 52 weeks ended December 27, 2008.  We believe our growth in 2008 is a testament to the solid fundamentals of our business, including strong cash flows, loyal customer base and continued product innovation,” stated Ingrid Jackel, Chairwoman and CEO of Physicians Formula.

“Our 2009 strategic initiatives, including our new product offerings, our new communication, promotional and merchandising platforms, were designed  to raise the profile of our brand, to continue to push  the boundaries of innovation and to improve the shopping experience,” continued Ms. Jackel. “However, during the first quarter of the year, retailers continue to operate under unprecedented tight inventory control programs and in addition, we are experiencing smaller pipeline orders compared to last year’s larger pipelines from space gains. We expect 2009 will continue to be a very challenging retail environment for our industry.  To weather the current economic turmoil, our low-cost business model coupled with prudent cash management has provided the financial ability to sustain some of our core 2009 initiatives while developing, presenting and executing on our 2010 plans. We remain focused on raising the bar of innovation for 2010 and beyond, by developing products that provide a high return on investment to our retail partners, and that provide solutions, backed by a commitment to quality, to our consumers.”

Amended Senior Credit Agreement

As announced earlier today, on March 30, 2009, the Company entered into an amendment to its senior credit agreement to, among other things, amend and replace certain financial covenants to give the Company relief in 2009.

For U.S. Market Share Data ($ Share)

Based on retail sales data provided by ACNielsen, the Company’s approximate share of the masstige market, as defined below, was 8.0% for the 52 weeks ended February 21, 2009 compared to 7.9% for the same period in the prior year. This represents a 1.3% increase in the Company’s share of the masstige market, or a 5.0% increase in dollar sales, compared to growth of 5.0% for the overall masstige market during this period.

The Company defines the masstige market as products sold in the mass market channel under the following premium-priced brands: Physicians Formula, Almay, L'Oreal, Max Factor, Neutrogena, Revlon, OPI, Borghese and Iman. ACNielsen is an independent research entity and its data does not include retail sales from Wal-Mart, the Company’s largest customer, and Canada. In addition, ACNielsen data is based on sampling methodology, and extrapolates from those samples, which means that estimates based on that data may not be precise. The Company’s estimates have been based on information obtained from our customers, trade and business organizations and other contacts in the market, in which the Company operates, as well as management's knowledge and experience in the market in which the Company operates.

Outlook

Given the impact of the weak consumer environment, the Company believes it is very difficult to forecast future operating results with precision, and therefore any estimates would have limited value. As a result, the Company is changing its guidance policy and will not provide specific net sales and EPS guidance going forward.

In 2009, management plans to focus on building the Physicians Formula brand and its franchises in an effort to increase Physicians Formula’s share of the masstige market over the long term.  Given the unpredictable environment, the Company is carefully managing its low cost, flexible business model and imposing a tight control over spending and new initiatives to improve its ability to react to changing business conditions, and to position the Company for growth when economic conditions improve.

Non-GAAP Financial Measures

Physicians Formula presents net income per diluted common share on an adjusted basis to exclude the impact of non-cash goodwill and intangible asset impairment charges and secondary offering expenses. Adjusted net income per diluted common share is not in accordance with accounting principles generally accepted in the United States ("GAAP").

The items that are excluded from adjusted net income per diluted common share are non-cash goodwill and intangible asset impairment charges, net of tax, and secondary offering expenses, net of tax.  The Company presents adjusted net income per diluted common share because the Company believes that adjusted net income per diluted common share can facilitate a comparison of the Company's current results with the Company's historical results and provide useful information to investors on the Company's profitability without regard to certain  items  including non-cash items which do not directly affect the Company's operating performance.  The Company also believes that it is useful to investors to provide disclosure of the Company's results on the same basis as that used by its management.

Adjusted net income per diluted common share has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for, analysis of the Company's results as reported under GAAP.  Because of these limitations, adjusted net income per diluted common share should not be considered as a replacement for net income per diluted common share on a GAAP basis.  The Company compensates for these limitations by relying primarily on its GAAP results and using adjusted net income per diluted common share only supplementally.

Reconciliations of net (loss) income per diluted common share in accordance with GAAP to adjusted net income per diluted common share are presented below:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Net (Loss) Income per Diluted Common Share	$(1.80)	$0.33	$(1.41)	$0.60
Adjustments to Net (Loss) Income per Diluted Common Share:
Secondary Offering Expense, net of tax	-	-	-	0.04
Goodwill and Intangible Asset Impairment, net of tax	1.93	-	1.88	-
Adjusted Net Income per Diluted Common Share	$0.13	$0.33	$0.47	$0.64

Conference Call

The conference call is scheduled to begin today, Tuesday, March 31, 2009 at 10:00 am Pacific Time.  Participants may access the call by dialing 800-762-8795 (domestic) or 480-629-9039 (international). In addition, the call will be webcast via the Company's Web site “http://www.physiciansformula.com", Investor Relations, where it will also be archived for two weeks. A telephone replay will be available through Monday, April 14, 2009. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international), passcode 4035659.

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in approximately 29,500 stores including stores operated by Wal-Mart, Target, CVS, Walgreens and RiteAid.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management’s expectations regarding the consumer environment, the Company’s strategic initiatives, the Company’s marketing programs and Company expectations with respect to market share and financial information. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the demand for the Company's products; the loss of one or more of the Company’s retailer customers; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

NET SALES	$28,241	$33,889	$114,032	$111,521
COST OF SALES	15,896	15,176	55,593	50,283
GROSS PROFIT	12,345	18,713	58,439	61,238
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,557	10,730	48,936	45,200
GOODWILL AND INTANGIBLE ASSET IMPAIRMENT	32,661	-	32,661	-
(LOSS) INCOME FROM OPERATIONS	(30,873)	7,983	(23,158)	16,038
INTEREST EXPENSE - Net	194	425	925	1,511
OTHER INCOME	160	25	380	(53)
(LOSS) INCOME BEFORE INCOME TAXES	(31,227)	7,533	(24,463)	14,580
(BENEFIT) PROVISION FOR INCOME TAXES	(6,736)	2,665	(4,694)	5,831
NET (LOSS) INCOME	$(24,491)	$4,868	$(19,769)	$8,749

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$(1.80)	$0.35	$(1.41)	$0.63
Diluted	$(1.80)	$0.33	$(1.41)	$0.60

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	13,598,076	14,095,727	13,973,360	13,975,550
Diluted	13,598,076	14,581,075	13,973,360	14,565,056

PHYSICIANS FORMULA HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars in thousands, except share data)

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$620	$-
Accounts receivable, net of allowance for bad debts of $838 and $436	29,186	33,421
Inventories	29,694	31,648
Prepaid expenses and other current assets	1,515	1,781
Deferred income taxes—Net	9,224	7,364
Total current assets	70,239	74,214

PROPERTY AND EQUIPMENT—Net	4,138	4,070
OTHER ASSETS—Net	2,838	1,174
INTANGIBLE ASSETS—Net	36,881	54,546
GOODWILL	-	17,463
TOTAL	$114,096	$151,467

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,212	$13,043
Accrued expenses	1,523	2,134
Trade allowances	4,580	5,001
Sales returns reserve	12,613	10,396
Income taxes payable	1,675	3,125
Line of credit borrowings	7,935	10,168
Current portion of long-term debt	10,500	3,000
Total current liabilities	50,038	46,867

OTHER LONG-TERM LIABILITIES	1,022	829
DEFERRED INCOME TAXES-Net	11,475	20,821
LONG-TERM DEBT	-	10,500

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Series A preferred stock, $.01 par value—10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value—50,000,000 shares authorized, 13,577,118 and 14,095,727 shares issued and outstanding	136	141
Additional paid-in capital	58,968	59,173
Retained (deficit) earnings	(7,543)	13,136
Total stockholders' equity	51,561	72,450
TOTAL	$114,096	$151,467

(FACE/F)

Contact:	John Mills / Anne Rakunas
ICR, Inc.
(310) 954-1100